Exhibit 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediately

1-800-345-9680

Quipp Announces Third Quarter Results

Miami, FL, November 14, 2007 – Quipp, Inc. (Nasdaq: QUIP) reported a 2007 third quarter net loss of $812,000 ($0.55 per basic and fully diluted share) compared to a net loss of $187,000 ($0.13 per basic and fully diluted share) during the same period last year. Net sales for the third quarter totaled $5,683,000, reflecting an 11% decline from the $6,400,000 recorded in the third quarter of 2006.

Michael Kady, President and Chief Executive Officer of Quipp, stated: “Net sales for the third quarter were affected by delays in shipments valued at approximately $2 million. While the affected orders were nearly complete, revenue recognition will slip into the fourth quarter. Nevertheless, as reported earlier, we still anticipate that net sales in the second half of 2007 will compare favorably to net sales in the second half of 2006.”

For the nine months ended September 30, 2007, Quipp has incurred a net loss of $2,109,000 ($1.43 per basic and fully diluted share) compared to a net loss of $113,000 ($0.08 per basic and fully diluted share) during the first nine months of the prior year. Net sales during the first three quarters of 2007 were down 28% from the same period of a year ago, amounting to $14,618,000 in the first nine months of 2007 as compared to $20,286,000 in the first nine months of 2006.

Mr. Kady continued: “This year has been particularly challenging from a production and shipping perspective. The sharp increase in shipments scheduled during the second half of the year necessitated a rapid expansion of capacity during the third quarter. This was accomplished largely through significant additions to the factory workforce and an increase in outsourcing activities. Due to labor inefficiencies related to training new employees, shipping schedules have been delayed and profit margins have been adversely affected. We anticipate, however, that the impact of these higher costs will be partially offset by higher revenue recognition in the fourth quarter.”

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
(000's omitted, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales	$ 5,683	$ 6,400	$ 14,618	$ 20,286

Net Loss	$ (812)	$ (187)	$ (2,109)	$ (113)

Basic and Diluted loss per share	$ (0.55)	$ (0.13)	$ (1.43)	$ (0.08)

New orders booked in the third quarter of 2007 amounted to $5,448,000 as compared to $4,297,000 during the same period of last year. Orders of $16,370,000 during the first nine months of 2007 reflect a 24% improvement over last year’s first nine months total of $13,254,000. Backlog at September 30, 2007 amounted to $11,001,000 compared to $8,909,000 at December 31, 2006 and $6,775,000 at September 30, 2006.

Cash and cash equivalents, restricted securities and securities available for sale amounted to $3,589,000 at the end of the third quarter reflecting a $336,000 decline from the December 31, 2006 balance of $3,925,000.

The following table provides a reconciliation of net loss to EBITDA (earnings before interest, taxes, depreciation and amortization) for the three-month and nine-month periods ending September 30, 2007 and 2006. Management believes that the presentation of EBITDA will be useful to investors because it will assist them in evaluating management’s performance in connection with the Company’s core operations by excluding charges that are not reflective of the day-to-day operations of the Company.

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
(000's omitted)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Loss	$ (812)	$ (187)	$ (2,109)	$ (113)

Add (Deduct):
Net Interest Income	(44)	(45)	(140)	(116)
Income Taxes	-	(36)	-	27
Depreciation and Amortization	112	125	348	324
Intangible Amortization	185	130	501	392

EBITDA	$ (559)	$ (13)	$ (1,400)	$ 514

As announced previously, Quipp’s Board of Directors approved a quarterly dividend of $0.05 per share payable on December 3, 2007 to shareholders of record on November 1, 2007.

Quipp, Inc., through its operating subsidiary, Quipp Systems, Inc., designs, manufactures and installs material handling systems and equipment to facilitate the automated inserting, assembly, bundling and movement of newspapers from the printing press to the delivery truck.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that address, among other things, revenue recognition with respect to delayed shipments, net sales for the second half of 2007 and the partial offset of higher costs by higher revenue recognition in the fourth quarter of 2007. Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and in the newspaper industry, cancellation of existing orders, changes in delivery schedules, timing of revenue recognition on major projects and competition for new orders.